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                                                                   EXHIBIT 99.1


TCA [LOGO]                            NEWS RELEASE
CABLE TV                       FOR IMMEDIATE RELEASE:  1997
                                CONTACT:  Fred R. Nichols



                       TCA CABLE TV, INC. ANNOUNCES DEATH
                 OF CABLE TELEVISION PIONEER, ROBERT M. ROGERS

        [Tyler, Texas] -- TCA Cable TV, Inc. ("TCA") deeply regrets to announce that its Founder, Chairman and Chief Executive Officer, Robert M. Rogers, passed away Friday morning, September 18, 1997, at home following a courageous battle with cancer.

        Funeral services will be 4:30 p.m., Sunday, September 21, 1997, at Marvin United Methodist Church. Arrangements are under the direction of Lloyd James Funeral Home.

        Mr. Rogers' commitment to the cable television industry and his personal beliefs of hard work and perseverance laid the foundation for the success of TCA Cable TV, Inc. From the purchase of one cable television system in 1954, Mr. Rogers built a company which today serves 64 cable systems in eight states and approximately 700,000 customers and has a value of more than $1 billion. In 1994, Mr. Rogers was the recipient of the Texas Cable TV Association's prestigious John Mankin Award, an award given in honor of the co-founder of the association to someone with outstanding contributions to the industry. In 1995, TCA was awarded the Operator of the Year Award from Cablevision magazine, a publication of the cable television industry. Mr. Rogers was a member of the cable television Pioneers' Club.

        Although his illness reduced his involvement in the day to day operations of the Company over the last year, his leadership and guidance were ever present. Fred Nichols, TCA's president, commented, "I have lost my greatest teacher, mentor and one of my most valued friends. Mr. Rogers was an outstanding human being, and his loss will leave a

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tremendous void.  As the Company moves forward, it will carry on the high standards which Mr. Rogers instilled."

        In the Company's plan of succession, the board of directors today has elected Fred R. Nichols as Chairman, Chief Executive Officer and President of the Company. The Company does not anticipate any changes in operation.

        Born in Buckner, Missouri, August 31, 1926, Rogers graduated from high school in 1943 and served in the U.S. Navy from 1944-1946. He later attended William Jewell College in Liberty, Missouri, Kansas City Junior College and Tyler Junior College. He was awarded an honorary Doctor of Laws degree in 1987 by East Texas Baptist University.

        Mr. Rogers was active in community affairs and received several awards for outstanding service. He was a supporter of higher education and gave several endowments to local schools and colleges. In recognition of Mr. Rogers' love of learning, memorial donations may be made to the All Saints Episcopal School - Rogers Hall Building Fund, 2695 SSW Loop 323, Tyler, Texas 75701.

        Robert M. Rogers leaves behind enumerable friends and extended family who will forever miss him, but never forget him. The board of directors and the employees of TCA extend their deepest sympathies to the Rogers family.


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